Exhibit 99.2

Horizon Global Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet

On October 4, 2016, Horizon Global Corporation ("Horizon" or the "Company") completed the acquisition of WESTFALIA-Automotive Holding GmbH, Rheda-Wiedenbrück/Germany ("Westfalia") and TeIJs Holding B.V. ("TeIJs" and, together with Westfalia, the "Westfalia Group") pursuant to a share purchase agreement. Pursuant to the share purchase agreement, the Company acquired all of the outstanding equity interests of Westfalia and TeIJs for cash consideration of approximately $99.2 million and the issuance of 2,704,310 shares of the Company's common stock.
The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma combined financial position and results of operations of Horizon based upon the historical financial statements of each of Horizon and Westfalia, after giving effect to the acquisition, and are intended to reflect the impact of the acquisition on Horizon’s consolidated financial statements. The accompanying unaudited pro forma condensed combined financial statements have been prepared using, and should be read in conjunction with, the respective unaudited consolidated financial statements of Horizon as of and for the nine months ended September 30, 2016, the audited consolidated financial statements of Horizon as of and for the year ended December 31, 2015, and the audited financial statements of Westfalia as of and for the years ended September 30, 2016 and September 30, 2015. The financial statements of Westfalia have been converted from German GAAP to U.S. GAAP for purposes of presenting the accompanying unaudited pro forma condensed combined financial statements. Assumptions and estimates underlying the pro forma adjustments are described in these notes. Since the accompanying unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded may be different from that presented, and this difference may be material.
The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by Horizon if the acquisition had been consummated for the periods presented or that will be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of synergies expected to result from the acquisition.

Horizon Global Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016
(dollars in thousands)

	Horizon As Reported	Westfalia	Pro Forma Adjustments	Reference	Pro Forma Condensed Combined Horizon
Assets
Current assets:
Cash and cash equivalents	$41,420	$7,549	$72,767	A	$121,736
Receivables, net	73,380	17,011	—		90,391
Inventories	100,780	27,942	6,235	B	134,957
Prepaid expenses and other current assets	7,740	967	—		8,707
Total current assets	223,320	53,469	79,002		355,791
Property and equipment, net	47,560	30,387	14,216	C	92,163
Goodwill	5,360	2,497	83,676	D	91,533
Other intangibles, net	49,970	23,952	20,670	E	94,592
Deferred income taxes	3,700	453	—		4,153
Other assets	9,960	—	—		9,960
Total assets	$339,870	$110,758	$197,564		$648,192

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$11,740	$109,732	$(102,363)	G	$19,109
Accounts payable	72,310	21,772	—		94,082
Accrued liabilities	42,810	22,353	—		65,163
Total current liabilities	126,860	153,857	(102,363)		178,354
Long-term debt	178,890	54,348	140,813	G	374,051
Deferred income taxes	680	7,338	12,307	F	20,325
Other long-term liabilities	17,440	1,860	—		19,300
Total liabilities	323,870	217,403	50,757		592,030
Commitments and contingent liabilities
Preferred stock, par	—	—	—		—
Common stock, par	180	392	(370)	H	202
Paid-in capital	3,910	—	40,140	H	44,050
Retained earnings (accumulated deficit)	7,940	(106,173)	106,173	H	7,940
Accumulated other comprehensive income	3,970	(864)	864	H	3,970
Total shareholders' equity	16,000	(106,645)	146,807		56,162
Total liabilities and shareholders' equity	$339,870	$110,758	$197,564		$648,192

Horizon Global Corporation
Unaudited Pro Forma Condensed Combined Statements of Income (Loss)
For the Nine Months Ended September 30, 2016
(dollars in thousands, except for per share amounts)

	Horizon As Reported	Westfalia	Pro Forma Adjustments	Reference	Pro Forma Condensed Combined Horizon
Net sales	$465,590	$183,108	$—		$648,698
Cost of sales	(339,760)	(143,499)	739	I	(482,520)
Gross profit	125,830	39,609	739		166,178
Selling, general and administrative expenses	(97,510)	(37,109)	4,673	J	(129,946)
Impairment of intangible assets	(2,240)	—	—		(2,240)
Net loss on dispositions of property and equipment	(520)	—	—		(520)
Operating profit	25,560	2,500	5,412		33,472
Other income (expense), net:
Interest expense	(12,600)	(4,720)	(7,273)	K	(24,593)
Other income (expense), net	(2,170)	251	—		(1,919)
Other expense, net	(14,770)	(4,469)	(7,273)		(26,512)
Income (loss) before income tax credit (expense)	10,790	(1,969)	(1,861)		6,960
Income tax credit (expense)	(900)	(5,534)	1,311	L	(5,123)
Net income (loss)	$9,890	$(7,503)	$(550)		$1,837
Net income per share:
Basic	$0.55				$0.09
Diluted	0.54				0.09
Weighted average common shares outstanding:
Basic	18,144,998		2,173,340	M	20,318,338
Diluted	18,333,226		2,173,340	M	20,506,566

Horizon Global Corporation
Unaudited Pro Forma Condensed Combined Statements of Income (Loss)
For the Year Ended December 31, 2015
(dollars in thousands, except for per share amounts)

	Horizon As Reported	Westfalia	Pro Forma Adjustments	Reference	Pro Forma Condensed Combined Horizon
Net sales	$575,510	$217,373	$—		$792,883
Cost of sales	(432,470)	(176,862)	187	I	(609,145)
Gross profit	143,040	40,511	187		183,738
Selling, general and administrative expenses	(121,350)	(37,532)	(164)	J	(159,046)
Impairment of intangible assets	—	—	—		—
Net gain (loss) on dispositions of property and equipment	(2,120)	155	—		(1,965)
Operating profit	19,570	3,134	23		22,727
Other (expense) income, net:
Interest expense	(8,810)	(10,426)	(9,685)	K	(28,921)
Other (expense) income, net	(3,740)	3,663	—		(77)
Other expense, net	(12,550)	(6,763)	(9,685)		(28,998)
Income (loss) before income tax credit (expense)	7,020	(3,629)	(9,662)		(6,271)
Income tax credit (expense)	1,280	(6,045)	3,867	L	(898)
Net income (loss)	$8,300	$(9,674)	$(5,795)		$(7,169)
Net income per share:
Basic	$0.46				$(0.35)
Diluted	0.46				(0.35)
Weighted average common shares outstanding:
Basic	18,064,491		2,173,340	M	20,237,831
Diluted	18,160,852		2,173,340	M	20,334,192

Horizon Global Corporation
Notes to Pro Forma Condensed Combined Financial Statements
(unaudited)
1. Accounting Periods Presented
The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Horizon and the historical consolidated statements of income of Westfalia for the nine months ended September 30, 2016, and for the historical consolidated statements of income of Horizon for the year ended December 31, 2015, and the historical consolidated statements of income of Westfalia for the year ended September 30, 2015, giving effect to the acquisition as if it had been consummated on January 1, 2015. The unaudited pro forma combined statements of income of Horizon and Westfalia for the year ended December 31, 2015, due to different fiscal periods, combine the historical results of Horizon for the year ended December 31, 2015 and the historical results of Westfalia for the year ended September 30, 2015.
Revenue and net loss for Westfalia for the three months ended December 31, 2015 was $47,087 thousand and ($911) thousand, respectively.
The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Horizon and the historical condensed consolidated balance sheet of Westfalia as of September 30, 2016, giving effect to the acquisition and adjustments described in these notes, as if the acquisition had been consummated on September 30, 2016.
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Horizon considered the acquirer of Westfalia. The audited historical consolidated financial statements of Westfalia have been adjusted to reflect certain reclassifications in order to conform to Horizon’s financial statement presentation.
2. Purchase Price Allocation
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets acquired and liabilities assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.
The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $149.2 million for both Westfalia ($115.6 million) and TeIJs ($33.6 million), however only Westfalia was significant for filing purposes. Based on the purchase agreement, the shares that were issued are subject to restrictions, therefore the closing price at acquisition cannot be used for the valuation, a discount must be applied. The valuation of the common stock was calculated using the closing share price of $19.87, with a preliminary discount applied due to lack of marketability.
Although the overall consideration is for Westfalia and TeIJs, for pro forma purposes only the acquisition of Westfalia has been considered, due to the insignificance of TeIJs as part of the acquisition.
The following table represents the purchase price to be paid in the acquisition (dollars in thousands, except per share data):

New shares issued (par value $0.01)	2,704,310
Closing price of common stock on October 4, 2016, adjusted for discount	$18.48
Stock consideration transferred	49,973
Cash and debt instruments to be received by Westfalia	99,231
Consideration transferred	149,204
Allocation to Westfalia	$115,577

Horizon Global Corporation
Notes to Pro Forma Condensed Combined Financial Statements (continued)
(unaudited)

The estimated preliminary purchase price is allocated as follows (dollars in thousands):

Total current assets (1)	$59,704
Property and equipment, net (2)	44,603
Intangible assets (3)	44,622
Deferred income taxes	453
Other assets	—
Total assets acquired	149,382
Total current liabilities (4)	44,125
Long-term debt	54,348
Deferred income taxes (5)	19,645
Other liabilities	1,860
Total liabilities assumed	119,978
Net identifiable assets acquired	29,404
Goodwill (6)	86,173
Total consideration to be transferred	$115,577
Assets and liabilities for which initial accounting is incomplete:
(1) The preliminary inventory fair value estimate within total current assets is based on a step-up of inventory from book value to estimated fair value based on a preliminary estimation and is subject to change. See Note 3(B) for further detail of the inventory fair value adjustment.
(2) The preliminary property and equipment fair value estimate is based on a preliminary valuation and is subject to change. A final valuation will be more detailed in its analysis including a further review of recent market transactions with comparable assets. See Note 3(C) for further detail on the property and equipment fair value adjustment.
(3) The preliminarily intangible asset fair value estimates are based on a preliminary valuation and are subject to change. The preliminary intangible assets associated with the acquisition include developed technologies, customer relationships, and trade names. A final valuation may change these estimates as more in-depth income contribution is applied after the acquisition close and such differences may be material. See Note 3(E) for further details on the intangible assets fair value adjustment.
(4) The historical condensed consolidated balance sheet of Westfalia as of September 30, 2016 includes shareholder loans of $109,732. These shareholder loans were paid off as part of the acquisition and are therefore not included in the purchase price allocation.
(5) The preliminary deferred income tax liabilities is based on a blended global statutory rate and does not reflect Horizon’s expected tax rate. See Note 3(F) for further details of the deferred income taxes.
(6) The significant preliminary goodwill resulting from the acquisition is primarily due to the combination of Horizon and Westfalia providing increased production capacity and diversification of Horizon's product portfolio and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization. See Note 3(D) for further details of goodwill.

Horizon Global Corporation
Notes to Pro Forma Condensed Combined Financial Statements (continued)
(unaudited)

3. Balance Sheet Adjustments
The unaudited pro forma condensed combined balance sheet reflects the following adjustments for Westfalia (dollars in thousands):
(A) Cash
Cash and cash equivalents were adjusted as follows:

Cash payment (1)	$(75,415)
Incremental term loans (2)	148,182
Total pro forma adjustment to cash and cash equivalents	$72,767
__________________________
(1) For a discussion of the cash adjustments, see Note 2, Purchase Price Allocation.
(2) For a discussion of the debt issuance costs paid on the Horizon incremental term loans, see Note 5, Financing Adjustments.
(B) Inventories
Inventories were adjusted as follows:

Preliminary fair value adjustment (1)	$6,235
Total pro forma adjustment to inventories	$6,235
__________________________
(1) Represents the estimated fair value adjustment to Westfalia's inventory of $6,235 thousand based upon a preliminary fair value estimate of $34,177 thousand.
(C) Property and equipment, net
Property and equipment, net were adjusted as follows:

Preliminary fair value adjustment (1)	$14,216
Total pro forma adjustment to property and equipment, net	$14,216
__________________________
(1) Represents the estimated fair value adjustment to Westfalia’s property and equipment of $14,216 thousand based upon a preliminary fair value estimate of $44,603 thousand. For purposes of determining the impact on the unaudited pro forma condensed combined statement of income (loss), the fair value of property and equipment is being depreciated over an estimated remaining weighted-average useful life of 14 years.
(D) Goodwill
Goodwill was adjusted as follows:

Estimated transaction goodwill (1)	$86,173
Elimination of historical goodwill	(2,497)
Total pro forma adjustment to goodwill	$83,676
__________________________
(1) Reflects the preliminary adjustment to goodwill. The significant goodwill resulting from the acquisition is primarily due to the acquisition by Horizon of Westfalia, providing increased production capacity and diversification of Horizon’s product portfolio and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization.

Horizon Global Corporation
Notes to Pro Forma Condensed Combined Financial Statements (continued)
(unaudited)

(E) Intangibles, net
Intangibles, net were adjusted as follows:

Preliminary fair value adjustment (1)	$44,622
Elimination of historical intangibles	(23,952)
Total pro forma adjustments to intangibles, net	$20,670
(1) The preliminary fair value adjustment is the estimated intangible assets attributable to the acquisition related to Westfalia and is comprised of the following:

	Estimated Fair Value	Estimated Weighted Useful Life
Trade names (1)	$8,430	Indefinite
Technology (2)	3,260	10
Customer relationships (3)
Customer relationships (OEM)	13,150	11
Customer relationships (OES)	4,833	11
Customer relationships (IAM)	14,949	18
Total customer relationships	32,932
Total intangibles	$44,622
__________________________
(1) The estimated fair values for this pro forma presentation for trade names were measured using the relief from royalty method, a form of the Income Approach. For Westfalia, the trade name value represents the Westfalia trade name, which is registered in Germany. This method assumes the trade names have value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them.
(2) The estimated fair value for this pro forma presentation for technology was measured using the relief-from-royalty method. Developed technology reflects the entire portfolio of patents to be transferred to Horizon. This method assumes the technology has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them.
(3) The estimated fair values for this pro forma presentation for customer relationships were measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business.
Definitions -
OEM - Original Equipment Manufacturer
OES - Original Equipment Supplier
IAM - Independent Aftermarket
(F) Deferred income taxes
Deferred income taxes were adjusted as follows:

Non-current portion of deferred income taxes:
Inventory fair value adjustment	$1,866
Identifiable intangible assets fair value adjustment	6,186
Property and equipment fair value adjustment	4,255
Total pro forma adjustment to non-current deferred income taxes(1)	$12,307
__________________________
(1) Reflects an adjustment to deferred income taxes representing a blended global statutory rate of approximately 29.93% multiplied by either (i) the preliminary fair value adjustments made to the assets to be acquired and liabilities to be assumed, excluding goodwill, or (ii) the applicable pro forma adjustments to related assets and liabilities that will or will not be assumed by the combined company included herein. This rate does not reflect Horizon's expected effective tax rate, which will include other tax charges and benefits, and does not take in to account any historical or possible future tax events that may impact Horizon following the consummation of the acquisition.

Horizon Global Corporation
Notes to Pro Forma Condensed Combined Financial Statements (continued)
(unaudited)

(G) Current installments of long-term debt and long-term debt
Current installments of long-term debt and long-term debt were adjusted as described in Note 5, Financing Adjustments.

Current maturities of long-term debt (1)	$7,369
Elimination of Westfalia shareholder loan (2)	(109,732)
Total pro forma adjustments to shareholders' equity	$(102,363)
__________________________
(1) Current maturities of long-term debt were adjusted as described in Note 5, Financing Adjustments
(2) The historical condensed consolidated balance sheet of Westfalia as of September 30, 2016 includes shareholder loans of $109,732. These shareholder loans were paid off as part of the acquisition and are therefore not included in the purchase price allocation.
(H) Shareholders' equity
Represents the net change in shareholders' equity:

Issuance of shares of common stock (1)	$40,162
Elimination of total combined Westfalia shareholders' equity	106,645
Total pro forma adjustments to shareholders' equity	$146,807
__________________________
(1) Relates to the shares of Horizon common stock issued in the acquisition of Westfalia. The pro forma adjustment is based upon the adjusted closing price of Horizon common stock as of October 4, 2016. Of the common stock issued, $22 thousand is recorded at par value of common stock and $40,140 thousand is recorded as additional paid-in capital. Refer to Note 2.
4. Income Statement Adjustments
The unaudited pro forma condensed combined statements of income reflects the following adjustments for Westfalia (dollars in thousands):
(I) Cost of sales
Costs of sales were adjusted as follows:

	Nine months ended September 30, 2016	Twelve months ended December 31, 2015
Adjustment to depreciation and amortization of Westfalia assets acquired (1)	$739	$187
Total pro forma adjustment to cost of sales	$739	$187
__________________________
(1) Represents the adjustment to Westfalia’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets and amortizable intangible assets and adjustments to their respective estimated remaining useful lives. See Notes 3(C) and 3(E).
(J) Selling, general and administrative
Selling, general and administrative were adjusted as follows:

	Nine months ended September 30, 2016	Twelve months ended December 31, 2015
Adjustment to depreciation and amortization of Westfalia assets acquired (1)	$103	$(164)
Acquisition costs (2)	4,570	—
Total pro forma adjustment to selling, general and administrative	$4,673	$(164)
__________________________
(1) Represents the adjustment to Westfalia's historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets and amortizable intangible assets and adjustment to their respective estimated remaining useful lives. See Notes 3(C) and 3(E).
(2) To eliminate acquisition related transaction costs including advisory and legal fees incurred in the nine months ended September 30, 2016, which are directly attributable to the acquisition of Westfalia but which are not expected to have a continuing impact on results following the acquisition.
(K) Interest expense
Interest expense was adjusted as described in Note 5, Financing Adjustments.

Horizon Global Corporation
Notes to Pro Forma Condensed Combined Financial Statements (continued)
(unaudited)

(L) Income tax provision
For purposes of the unaudited pro forma condensed combined financial statements, a global blended statutory tax rate of approximately 29.93% has been used. This does not reflect Horizon’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Horizon following the consummation of the acquisition. For purposes of the unaudited proforma condensed combined financial statements, where an item is specific to Horizon US, the income tax effect has been computed at 40.00%.
(M) Adjustment to common shares outstanding
The adjustment to both weighted average shares outstanding and diluted weighted average shares outstanding is to reflect the 2,173,340 shares of common stock issued in the acquisition of Westfalia.
5. Financing Adjustments
On the closing date of the acquisition, Horizon incurred indebtedness of up to $152 million, consisting of $152 million of term loans, to finance the acquisition of Westfalia. Borrowings under the incremental term loans bear interest, at the Company's election, at either (i) the Base Rate plus 5.0% per annum, or (ii) LIBOR plus 6.0% per annum. Principal payments required under the incremental term loans are $2.0 million due at the end of each calendar quarter beginning December 2016. The amendment to the agreement governing the term loan facility (the "Term Loan Amendment") modified the commencement date of required prepayments resulting from excess cash flows from December 31, 2016 to December 31, 2017.
Additionally, the Term Loan Amendment modified the financial maintenance covenant such that the Company is required to maintain a net leverage ratio not exceeding: 5.25 to 1.00 through the fiscal quarter ending September 30, 2017; 5.00 to 1.00 through the fiscal quarter ending March 31, 2018; 4.75 to 1.00 through the fiscal quarter ending September 30, 2018; and thereafter, 4.50 to 1.00. Commencing with the fiscal year ending December 31, 2017, and for each fiscal year thereafter, the Company will also be required to make prepayments of outstanding amounts under the Term B Loan in an amount up to 50.0% of the Company's excess cash flow for such fiscal year, as defined in the Term B Loan, subject to adjustments based on the Company's leverage ratio and optional prepayments of term loans and certain other indebtedness.
Long-term debt
Current installments of long-term debt were adjusted as follows (dollars in thousands):

Incremental term loans (1)	$8,000
Contra liability - debt issuance costs (2)	(631)
Total pro forma adjustment to current maturities of long-term debt	$7,369
Long-term debt was adjusted as follows (dollars in thousands):

Incremental term loans (1)	$144,000
Contra liability - debt issuance costs (2)	(3,187)
Total pro forma adjustments to long-term debt	$140,813
__________________________
(1) Represents the current and long-term portions of the incremental term loans. Horizon has incurred $152 million of incremental term loans in order to finance the acquisition. The annual average interest rate included in the unaudited pro forma condensed combined statement of income (loss) with respect to the incremental term loans is based on the terms of the agreement.
(2) Represents the direct deduction of the debt issuance costs from the carrying amount of that debt liability.

Horizon Global Corporation
Notes to Pro Forma Condensed Combined Financial Statements (continued)
(unaudited)

Summary of adjustments
A summary of the adjustments to current installments of long-term debt, long-term debt, and interest expense are as follows (dollars in thousands):

	Annual Average Interest Rate	Principal Amounts as of September 30, 2016	Interest Expense for the year ended December 31, 2015	Interest Expense for the nine months ended September 30, 2016
Incremental term loans (1) (2)	6.31%	$152,000	$9,685	$7,273
		$152,000	$9,685	$7,273
__________________________
(1) For each one-eighth of 1% change in estimated interest rate associated with the $152 million in borrowings under the incremental term loans, interest expense would increase or decrease by approximately $391 thousand for the nine months ended September 30, 2016 and approximately $521 thousand for the year ended December 31, 2015.
(2) The interest expense for the nine months ended September 30, 2016 has been reduced due to the estimated prepayment of $3,957 thousand.